 NEWS RELEASE

For Immediate Release
July 3, 2008

CW Media Holding Inc. Completes US$312 Million Senior Notes Offering

WINNIPEG – Canwest Global Communications Corp. (“Canwest ”) today announced that its subsidiary entity, CW Media Holdings Inc. (the “Issuer”), has completed a private offering of US$312 million (approximately C$318 million) aggregate principal amount of 13.5% senior notes (the “Notes”) due August 15, 2015.  The financing is independent of Canwest with recourse only to the Issuer and its wholly-owned subsidiaries.

The net proceeds from the issuance of the Notes, together with cash on hand, have been used to repay in full the approximately US$331 million outstanding under the Issuer’s interim and term senior unsecured credit facility established in connection with Canwest’s acquisition of the broadcast operations of Alliance Atlantis in August 2007.

“This transaction provides long term financing for this subsidiary. Given difficult credit markets, we are pleased to have this financing completed”, commented John Maguire, Canwest’s Chief Financial Officer.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Any public offering of securities of the Issuer to be made in the United States would have to be made by means of a prospectus that would be available from the Issuer and would contain detailed information about the Issuer and its management, as well as financial statements.

Forward-Looking Statements
This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest.  Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2007 dated November 20, 2007 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three and six months ended February 29, 2008. We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com